Exhibit 99.1

Brian K. Finneran, Chief Financial Officer                             7/20/04
bfinneran@statebankofli.com                                   (516) 465 - 2251
---------------------------


       State Bancorp, Inc. Reports Six Months Earnings Growth of 17.5%
   ---------------------------------------------------------------------------

New Hyde Park, N.Y., July 20, 2004 - The Board of Directors of State Bancorp, Inc., parent company of State Bank of Long Island, today reported earnings for the six months ended June 30, 2004. Net income for the June year-to-date period was $7.3 million, representing a 17.5% increase over the comparable 2003 period.

Basic earnings per common share were $0.81 during the first six months of 2004, an increase of 15.7%, versus $0.70 a year ago. Diluted earnings per common share were $0.78 and $0.68, respectively, for the same periods. All per share amounts appearing in the release have been restated to reflect a 5% stock dividend declared on May 25, 2004. The Company's returns on average assets and stockholders' equity were 1.00% and 15.22% in 2004 and 0.90% and 13.72% in 2003, respectively.

The Company also reported $3.4 million in net income for the second quarter of 2004, a nominal decline of 1.0% from a year ago. Basic earnings per common share were $0.37 and $0.38 in 2004 and 2003, respectively, while diluted earnings per common share were $0.36 in 2004 and $0.38 a year ago. The Company's second quarter returns on average assets were 0.91% and 0.97% in 2004 and 2003, respectively, while returns on average stockholders' equity amounted to 14.29% and 14.92% for the same periods.


Earnings Summary for the Six months Ended June 30, 2004
-----------------------------------------------------

Earnings for the first half of 2004 improved by 17.5% when compared to 2003 due to growth in net interest income (up 3.3%), higher deposit service charges and other operating income and a reduction in total operating expenses (down 4.8%). Somewhat offsetting these improvements were lower net securities gains in 2004. Net securities gains totaled $2.6 million during the first six months of 2004 versus $3.6 million a year ago. Net interest income increased by $882 thousand to $27.7 million as the result of a 4.8% increase in average interest-earning assets, primarily loans. Growth in commercial loans, commercial mortgages and leases resulted in a 14.0% increase in average loans outstanding during 2004 versus 2003. Funding the growth in assets was a 9.7% increase in low-cost core deposit balances (demand, savings, money fund and Super NOW deposits) which rose by $82 million in 2004. Core deposit balances, which have grown significantly over the past two years, provide low-cost funding (average cost of 48 basis points in 2004) that has allowed the Company to reduce its dependence on high-cost CDs and borrowed funds. The Company's net interest margin, while down from 4.29% a year ago, remained strong at 4.18% during the first half of 2004.

The provision for probable loan losses increased by 9.9% to $2.2 million during the first half of 2004 as a result of the aforementioned growth in the loan and lease portfolio.

Noninterest income decreased by 3.7% to $5.0 million principally the result of a decline in net security gains. Service charges on deposit accounts improved by 54.9% due to increased collection of deposit-related fees and overdraft charges. Other operating income increased by 44.7% as the result of income associated with the purchase of Bank Owned Life Insurance made earlier this year coupled with growth in Letter of Credit fees, merchant processing fees, wire transfer income and foreign exchange fees.

Net security gains amounted to $2.6 million in 2004 versus $3.6 million in 2003. Sales of long-term municipal notes during the first half of 2004, undertaken as a result of the dramatic decline in interest rates, produced these gains. Management will continue to closely monitor the fixed income markets throughout the balance of the year to take advantage of any opportunities that may arise due to any further interest rate volatility.

Total operating expenses declined by 4.8% to $20.3 million during 2004 when compared to last year. The principal reasons for this decrease were reductions in legal expenses, equipment costs and other operating expenses. Legal expenses decreased by $1.4 million during 2004, solely the result of a reduction in expenses associated with the ongoing litigation related to our relationship with Island Mortgage Network, a former deposit customer, and its affiliates ("IMN"), as previously disclosed in the Company's filings with the Securities and Exchange Commission. The Company continues to defend the remaining lawsuits vigorously, and management believes that it has substantial defenses to the claims that have been asserted; however, the ultimate outcome of these lawsuits cannot be predicted with certainty. The Company will incur additional costs related to the IMN litigation during the remainder of the year and expects that the first half 2004 legal expenses are generally indicative of expenses to be incurred for the balance of the year. Salaries and benefits costs grew by 5.7% versus 2003 largely the result of growth in staff, normal salary adjustments and increases in medical and pension costs during 2004. Occupancy expense increased by 3.6% due to higher real estate taxes. Equipment expenses declined by 7.5% as the result of lower depreciation costs. Marketing and advertising expenses increased by 7.5% due to higher costs associated with the Bank's leasing subsidiary's business development efforts. Other operating expenses decreased by 8.8% during 2004 to $3.4 million. This decline is the result of reductions in several expense categories, most notably loan collection expenses, meetings and seminars and telecommunications costs. The foregoing expense factors resulted in an operating efficiency ratio of 65.8% in 2004 versus 72.5% in 2003.

Income tax expense rose by $441 thousand in 2004 resulting in an effective tax rate of 29.4% in 2004 versus 29.5% a year ago.

Commenting on the 2004 performance, Chairman and CEO Thomas F. Goldrick stated, "We are very encouraged by the expansion of the Company's loan and lease portfolio, the reduction in the level of nonperforming assets, continued growth in low-cost core deposit balances and the relatively stable net interest margin that we have been able to maintain despite the continued low level of interest rates that we experienced during the first half of 2004. Total loans grew by nearly $90 million since June 30, 2003 while core deposits funded 68% of the Company's average interest-earning assets during the first six months of 2004 versus 65% a year ago. We are hopeful that these trends will continue for the balance of the year and beyond as consumers continue to seek out quality financial institutions during these uncertain economic times. The recent interest rate increase by the Federal Reserve Open Market Committee should have a positive impact on the Company's margins during the second half of 2004 as the Company's variable rate assets reprice upward for the first time in several years."

Mr. Goldrick also noted "Expenses related to the IMN litigation decreased substantially during the first half of 2004 and we were also able to settle the Bankruptcy Trustee case during the second quarter. We are continuing to make notable progress in meeting our targeted expense reduction goals. I am pleased with the improvement in our operating efficiency ratio during the first half of 2004."


Earnings Summary for the Quarter Ended June 30, 2004
----------------------------------------------------

Net income was down nominally during the second quarter of 2004 versus 2003 (down 1.0%). Growth in net interest income (up 9.6%), improvements in service charges on deposits and other operating income coupled with a lower effective income tax rate were offset by a substantial reduction in net security gains, higher operating expenses and an increase in the provision for probable loan losses. The improvement in net interest income resulted from a 21 basis point widening of the Company's net interest margin to 4.33% coupled with growth in average interest-earning assets (up 3.9%), primarily commercial loans and commercial mortgages, funded through an expanded core deposit base and a higher level of borrowed funds. The second quarter provision for probable loan losses increased by 10.4% while total operating expenses grew at a 1.5% rate versus 2003. Growth in salaries, occupancy, legal and marketing costs were offset by lower equipment and other operating expenses. The Company's operating efficiency ratio improved to 61.7% during the second quarter of 2004 from 67.7% in 2003. The Company's effective tax rate decreased to 28.6% during the second quarter of 2004 from 30.3% a year ago.


Allowance for Probable Loan Losses
----------------------------------

As of June 30, 2004, the Company's allowance for probable loan losses amounted to $11.0 million or 1.51% of period-end loans outstanding. The allowance as a percentage of loans outstanding was 1.51% at December 31, 2003 and 1.62% at June 30, 2003.

Net charge-offs for the first six months of 2004 and 2003 were $1.9 million and $1.6 million, respectively. As a percentage of average total loans outstanding, these charge-off totals represented 0.52% in both 2004 and 2003. Due to the uncertain nature of the current economy, management anticipates further


Nonperforming Assets
--------------------

Nonperforming assets, defined by the Company as nonaccrual loans and other real estate owned ("ORE"), declined significantly to $7 million at June 30, 2004, versus $11 million at December 31, 2003 and $12 million at June 30, 2003. Nonaccrual loans amounted to $4 million (0.5% of loans outstanding) at June 30, 2004, $9 million (1.2% of loans outstanding) at year-end 2003 and $12 million (1.9% of loans outstanding) at June 30, 2003. The reduction in nonperforming assets versus the comparable 2003 dates resulted from aggressive collection and charge-off efforts during 2004. The Company held one commercial ORE property totaling $3 million at quarter-end 2004. Management anticipates selling this property during the current year with no material impact on the Company's income statement. The Company held no ORE at June 30, 2003.

Capital
-------

Total stockholders' equity was $93 million at June 30, 2004, up 1.6% when compared to June 30, 2003. During the fourth quarter of 2003, the Company raised an additional $10 million from its participation in a pooled trust preferred securities offering. The trust preferred securities qualify as Tier I capital for regulatory capital purposes. Each of the Company's trust preferred securities bear an interest rate tied to three-month LIBOR and are redeemable by the Company in whole or in part after five years or earlier under certain circumstances. During the first half of 2004, the weighted average rate on the trust preferred securities was 4.32%.

State Bancorp, Inc.'s Tier I leverage ratio was 7.72% and 6.82% at June 30, 2004 and 2003, respectively. This ratio is well in excess of current regulatory guidelines for a well-capitalized institution. The Company's Tier I and Total Risk-Based capital ratios were 12.13% and 13.30%, respectively, at June 30, 2004.

During the first six months of 2004, the Company distributed $2.5 million in cash dividends on its common stock, representing a payout ratio of 34.4%.

The Company's stock repurchase program expended $1.5 million in the first half of 2004 to repurchase 67,207 shares at an average cost of $22.64 per share. Since 1998, a total of 905,065 shares of Company stock have been repurchased at an average cost of $16.58 per share. Under the Board of Directors' existing authorization, an additional 594,935 shares may be repurchased from time to time as conditions warrant.


Corporate Information
---------------------

State Bancorp's primary subsidiary, State Bank of Long Island, is the largest independent commercial bank headquartered in Nassau County. In addition to its fifteen branch locations throughout Nassau, Suffolk and Queens Counties, the Bank owns Jericho, N.Y.-based Studebaker-Worthington Leasing Corp., a nationwide provider of business equipment leasing. The Bank also maintains a lending facility in Jericho and has two subsidiaries based in Wilmington, Delaware, which provide investment and balance sheet management services to the Bank.

Ranking historically among the highest performing bank holding companies in New York State, State Bancorp, Inc. has a consistent track record of measured, orderly growth, and has built a reputation for providing high-quality personal service to meet the needs of commercial, small business, municipal and consumer markets throughout the tri-county area. The Company maintains a World Wide Web site at www.statebankofli.com with corporate, investor and branch banking information.

State Bancorp, Inc.'s common stock trades under the symbol STB on the American Stock Exchange. The Company is included in the Russell 2000 index, a leading benchmark of small-cap stocks compiled by the Frank Russell Company, one of the world's leading investment management and advisory firms.


Forward-Looking Statements and Risk Factors
-------------------------------------------

This news release contains forward-looking statements, including statements about the financial condition, results of operations and earnings outlook for State Bancorp, Inc. The words "expects," "believes," "anticipates" and other similar expressions are intended to identify forward-looking statements. The forward-looking statements involve certain risks and uncertainties. Factors that may cause actual results or earnings to differ materially from such forward-looking statements include, but are not limited to, the following: (1) general economic conditions, (2) competitive pressure among financial services companies, (3) changes in interest rates, (4) deposit flows, (5) loan demand,
(6) changes in legislation or regulation, (7) changes in accounting principles, policies and guidelines, (8) litigation liabilities, including costs, expenses, settlements and judgments and (9) other economic, competitive, governmental, regulatory and technological factors affecting State Bancorp, Inc.'s operations, pricing, products and services. Investors are encouraged to access the Company's periodic reports filed with the Securities and Exchange Commission for financial and business information regarding the Company at www.statebankofli.com/corporate. The Company undertakes no obligation to publish revised events or circumstances after the date hereof.


Financial Highlights Follow

--------------------------------------------------------------------------------
                      STATE BANCORP, INC. AND SUBSIDIARIES
                        CONSOLIDATED STATEMENTS OF INCOME
      For the Three and Six Months Ended June 30, 2004 and 2003 (unaudited)
--------------------------------------------------------------------------------
                                                                   Three Months                            Six Months
                                                        -----------------------------------    ------------------------------------
                                                                   2004               2003                2004                2003
                                                        ----------------    ---------------    ----------------    ----------------

Interest Income:
----------------

Loans                                                       $11,783,335        $10,911,816         $23,413,430         $21,848,036
Federal funds sold and securities
 purchased under agreements to resell                            67,915            139,150             247,841             324,384
Securities held to maturity and
 securities available for sale:
   States and political subdivisions                            639,863            797,175           1,217,653           1,678,820
   Mortgage-backed securities                                 2,620,925          1,955,097           4,676,934           4,365,865
   Government agency securities                               1,666,441          2,307,177           2,874,101           4,569,776
   Other                                                        479,297            384,857             928,972             729,293
                                                        ----------------    ---------------    ----------------    ----------------

Total interest income                                        17,257,776         16,495,272          33,358,931          33,516,174
                                                        ----------------    ---------------    ----------------    ----------------


Interest Expense:
-----------------
Time certificates of deposit of $100,000 or more                581,016            646,863           1,109,167           1,518,594
Other deposits and temporary borrowings                       1,957,970          2,509,659           4,054,008           4,900,440
Junior subordinated debentures                                  248,391            137,267             495,422             278,900
                                                        ----------------    ---------------    ----------------    ----------------

Total interest expense                                        2,787,377          3,293,789           5,658,597           6,697,934
                                                        ----------------    ---------------    ----------------    ----------------


Net interest income                                          14,470,399         13,201,483          27,700,334          26,818,240
Provision for probable loan losses                            1,086,000            983,751           2,163,000           1,967,502
                                                        ----------------    ---------------    ----------------    ----------------

Net interest income after provision
 for probable loan losses                                    13,384,399         12,217,732          25,537,334          24,850,738
                                                        ----------------    ---------------    ----------------    ----------------


Noninterest Income:
-------------------
Service charges on deposit accounts                             613,480            366,144           1,172,580             757,070
Net security (losses) gains                                     (31,131)         1,585,472           2,590,440           3,581,550
Other operating income                                          722,721            542,410           1,245,296             860,871
                                                        ----------------    ---------------    ----------------    ----------------

Total noninterest income                                      1,305,070          2,494,026           5,008,316           5,199,491
                                                        ----------------    ---------------    ----------------    ----------------

Income before operating expenses                             14,689,469         14,711,758          30,545,650          30,050,229
                                                        ----------------    ---------------    ----------------    ----------------


Operating Expenses:
-------------------
Salaries  and  other  employee  benefits                      5,772,454          5,559,618          11,753,320          11,119,628
Occupancy                                                       978,667            963,702           1,964,429           1,896,384
Equipment                                                       363,982            403,669             732,936             792,196
Legal                                                           917,361            819,650           1,763,213           3,152,550
Marketing and advertising                                       348,502            277,396             654,704             608,751
Other  operating  expenses                                    1,596,882          1,809,581           3,395,183           3,721,131
                                                        ----------------    ---------------    ----------------    ----------------

Total operating expenses                                      9,977,848          9,833,616          20,263,785          21,290,640
                                                        ----------------    ---------------    ----------------    ----------------


Income before income taxes                                    4,711,621          4,878,142          10,281,865           8,759,589
Provision for income taxes                                    1,346,731          1,477,630           3,021,949           2,581,197
                                                        ----------------    ---------------    ----------------    ----------------


Net Income                                                   $3,364,890         $3,400,512          $7,259,916          $6,178,392
----------
                                                        ================    ===============    ================    ================


--------------------------------------------------------------------------------
                      STATE BANCORP, INC. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS
                       June 30, 2004 and 2003 (unaudited)
--------------------------------------------------------------------------------


Assets:                                                                                     2004                        2003
-------                                                                      --------------------         -------------------

Cash and due from banks                                                              $47,996,716                  $45,913,872
Securities purchased under agreements to resell                                                -                   60,000,000
                                                                             --------------------         --------------------

Total cash and cash equivalents                                                       47,996,716                  105,913,872
Securities held to maturity (estimated fair value -
  $94,991,940 in 2004 and $82,293 in 2003)                                            95,001,615                       79,400
Securities available for sale  - at estimated fair value                             551,403,670                  603,871,892
                                                                             --------------------         --------------------

Total securities                                                                     646,405,285                  603,951,292
Loans (net of allowance for probable loan losses
  of $11,042,293 in 2004 and $10,394,888 in 2003)                                    721,119,519                  632,942,483
Bank premises and equipment - net                                                      6,622,559                    7,598,206
Receivable - securities sales                                                         26,317,480                   57,889,858
Bank owned life insurance                                                             25,393,913                            -
Other assets                                                                          23,547,103                   14,929,393
                                                                             --------------------         --------------------

Total Assets                                                                      $1,497,402,575               $1,423,225,104
                                                                             ====================         ====================


Liabilities:
------------
Deposits:
  Demand                                                                            $284,331,353                 $242,202,412
  Savings                                                                            515,315,894                  567,562,664
  Time                                                                               247,316,562                  293,044,746
                                                                             --------------------         --------------------

Total deposits                                                                     1,046,963,809                1,102,809,822
Federal funds purchased                                                               25,000,000                   28,050,000
Securities sold under agreements to repurchase                                       116,906,000                            -
Other borrowings                                                                     122,341,135                   74,007,109
Junior subordinated debentures                                                        20,000,000                   10,000,000
Payable - securities purchases                                                        64,228,435                  110,035,122
Accrued expenses, taxes and other liabilities                                          9,067,284                    6,931,703
                                                                             --------------------         --------------------

Total Liabilities                                                                  1,404,506,663                1,331,833,756
                                                                             --------------------         --------------------


Commitments and contingent liabilities

Stockholders' Equity:
---------------------
Preferred stock, $.01 par value, authorized
  250,000 shares; 0 shares issued                                                              -                            -
Common stock, $5.00 par value, authorized
  20,000,000 shares; issued 9,899,463 shares in 2004
  and 9,735,154 shares in 2003; outstanding 8,994,398
  shares in 2004 and 8,875,281 shares in 2003                                         49,497,315                   46,357,875
Surplus                                                                               61,830,436                   52,341,358
Retained earnings                                                                        606,237                    1,741,012
Treasury stock (905,065 shares in 2004
  and 818,927 shares in 2003)                                                        (15,003,219)                 (13,086,939)
Accumulated other comprehensive (loss) income,
  net of taxes                                                                        (4,034,857)                   4,038,042
                                                                             --------------------         --------------------

Total Stockholders' Equity                                                            92,895,912                   91,391,348
                                                                             --------------------         --------------------

Total Liabilities and Stockholders' Equity                                        $1,497,402,575               $1,423,225,104
                                                                             ====================         ====================




--------------------------------------------------------------------------------
                      STATE BANCORP, INC. AND SUBSIDIARIES
                             SELECTED FINANCIAL DATA
      For the Three and Six Months Ended June 30, 2004 and 2003 (unaudited)
             (dollars in thousands, except share and per share data)
--------------------------------------------------------------------------------


                                                                       Three Months                           Six Months
                                                            -------------------------------        --------------------------------

                                                                     2004             2003                  2004              2003
                                                            --------------    -------------        --------------     -------------
Selected Average Balances:
--------------------------

Total assets                                                   $1,480,919       $1,399,069            $1,460,083        $1,390,641
Loans - net of unearned income                                    722,061          640,333               716,070           628,121
Investment securities                                             621,696          633,470               591,488           618,733
Deposits                                                        1,175,220        1,203,320             1,197,399         1,192,588
Stockholders' equity                                               94,726           91,405                95,953            90,830


Financial Performance Ratios:
-----------------------------
Return on average assets                                             0.91 %           0.97 %                1.00 %            0.90 %
Return on average stockholders' equity                              14.29            14.92                 15.22             13.72
Net interest margin (FTE)                                            4.33             4.12                  4.18              4.29
Operating efficiency ratio                                          61.72            67.68                 65.78             72.48
Tier I  leverage ratio                                               7.72             6.82                  7.72              6.82


Asset Quality Summary:
----------------------
Nonaccrual loans                                                   $3,898          $12,107                $3,898           $12,107
Other real estate owned                                             2,697                -                 2,697                 -
                                                            --------------    -------------         -------------    --------------

Total nonperforming assets                                         $6,595          $12,107                $6,595           $12,107
                                                            ==============    =============         =============    ==============

Nonaccrual loans/total loans                                         0.53 %           1.88 %                0.53 %            1.88 %
Allowance for probable loan losses/nonaccrual loans                283.28 %          85.86 %              283.28 %           85.86 %
Allowance for probable loan losses/total loans                       1.51 %           1.62 %                1.51 %            1.62 %
Net charge-offs                                                    $1,277             $814                $1,853            $1,618
Net charge-offs (annualized)/average loans                           0.71 %           0.51 %                0.52 %            0.52 %


Common Share Data:
------------------
Average common shares outstanding *                             9,014,799        8,876,282             9,013,329         8,853,033
Period-end common shares outstanding *                          8,994,398        8,875,281             8,994,398         8,875,281
Basic earnings per common share *                                   $0.37            $0.38                 $0.81             $0.70
Diluted earnings per common share *                                 $0.36            $0.38                 $0.78             $0.68
Book value per share *                                             $10.33           $10.30                $10.33            $10.30
Cash dividends per share *                                          $0.14            $0.13                 $0.28             $0.26
Dividend payout ratio                                                38.6 %           33.4 %                34.4 %            36.6 %


* Prior period data has been restated to give retroactive effect to a 5% stock dividend declared on May 25, 2004.
